MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 1, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces First Quarter 2005 Dividend of $0.18

     MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.18 per share of common stock for the first quarter of 2005. The dividend will be paid on April 29, 2005 to stockholders of record on April 12, 2005.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “Recent and anticipated increases in the fed funds rate are expected to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a narrowing of spreads in 2005. We anticipate that spreads should rebound after this cycle of fed funds rate increases ends. In 2005, we believe that MFA’s earnings and dividends will be lower than in 2004 based on financial conditions, including higher interest rates and changes in the yield curve. First quarter 2005 earnings per share of common stock are expected to be in the range of $0.18 to $0.20. Even in the current interest-rate environment, by focusing on high quality, higher coupon assets, by not purchasing fixed-rate assets, and by utilizing less leverage than comparable companies, MFA continues to earn and pay dividends in excess of the yield currently available on ten-year Treasury notes.”

     MFA seeks to generate income from investments in high-quality hybrid and adjustable-rate mortgage-backed securities and other assets. At December 31, 2004, MFA had total assets of approximately $6.9 billion. At December 31, 2004, MFA’s debt-to-equity ratio was 8.4:1 and its average debt-to-equity ratio for the fourth quarter was 8.2:1.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.